EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Jeremiah Smith                                                        July 30, 2012
EVP/Chief Financial Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – Second Quarter Earnings Report
Year-to-Date Net Income Up 44%

Dixon, Calif.— First Northern Community Bancorp (the “Company,” ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the second quarter of 2012. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of June 30, 2012, of $2.3 million, up 43.8% compared to net income of $1.6 million reported for the same fiscal period last year. Net income available to common shareholders totaled $1.7 million as of June 30, 2012, up 54.5% compared to net income available to common shareholders at June 30, 2011, totaling $1.1 million. Diluted earnings per share for the six months ended June 30, 2012, was $0.19, up 58.3% compared to diluted income per share of $0.12 reported for the same fiscal period a year ago.

Net income for the quarter ended June 30, 2012, was $1.2 million compared to $0.8 million for the same fiscal period last year. Net income available to common shareholders for the quarter ended June 30, 2012, totaled $0.9 million or $0.10 per diluted common share, compared to $0.5 million or $0.06 per diluted common share for the same fiscal period last year.

Total assets at June 30, 2012, were $785.1 million, an increase of $38.1 million, or 5.1% compared to the same period in 2011. Total deposits of $687.2 million increased $36.8 million or 5.7% compared to June 30, 2011, figures. During that same period, total net loans (including loans held-for-sale) increased $9.1 million, or 2.1%, to $441.2 million. Total risk-based capital was 17.79%, far exceeding the “well-capitalized” threshold of 10%.

Commenting on the second quarter of 2012, Walker stated, “We are pleased to report our efforts to improve asset quality, grow loans and keep costs down are beginning to show real progress. We continue to see positive momentum in many areas of our business. Small business and commercial loan demand are picking up, giving rise to potential new relationships and an increase in interest income. As of June 30, 2012, we attained a zero balance in Other Real Estate Owned, and we reduced our quarterly provision for loan losses due to a reduction of non-performing assets and delinquencies.”

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First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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